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                                  EXHIBIT 99.1

99.1      Press Release dated July 17, 2000

FOR IMMEDIATE RELEASE - US1 HEALTH


COMPANY PRESS RELEASE

Transgenomic, Inc. Announces Initial Public Offering of Common Stock


OMAHA, NE, July 17, 2000. Transgenomic, Inc. (Nasdaq: TBIO) today announced its initial public offering of 4,480,000 shares of common stock at an initial public offering price of $15 per share. This offering has been increased from the original filing of 4,000,000 shares at an offering price range of $12 to $14 per share. All of the shares are being offered by Transgenomic. The shares will trade on the Nasdaq National Market under the symbol "TBIO."

Chase H&Q, Bear, Stearns & Co. Inc., and Dain Rauscher Wessels are acting as the underwriters for the offering. Transgenomic has granted the underwriters an option to purchase up to an additional 672,000 shares of common stock at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Transgenomic, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus related to the offering may be obtained from Chase H&Q, One Bush Street, San Francisco, CA 94104, Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167, and Dain Rasucher Wessels, 60 South Sixth Street, Minneapolis, MN 55402.

Transgenomic provides innovative research tools to the genomics segment of the life sciences industry. These tools enable researchers to discover and understand variation in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. We believe our WAVE System will become a leading tool to analyze genetic mutations. The WAVE System allows researchers to analyze both known and unknown genetic mutations faster, with more accuracy and at a lower cost than other commercially available techniques.

As efforts to sequence the human genome near completion, understanding variations in the genetic sequence, or mutation analysis, is becoming the vital link to the development of new drug products and diagnostics. By comparing genetic mutations in the genome to the occurrence of diseases or particular traits, correlation can be made between genes and specific diseases or traits. The WAVE System, unlike tools employing more conventional technologies, can detect these genetic mutations without previous knowledge of their existence or position. As a result,

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the WAVE System provides researchers a more accurate and efficient means of performing the experiments necessary to identify mutations and to correlate the relationships between mutations and diseases.

This press release may contain forward-looking statements. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements. These risks are identified in Transgenomic's registration statement on Form S-1 (Registration No. 333-32174) filed with the Securities and Exchange Commission. Accordingly, the Company claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward looking statements..

SOURCE: TRANSGENOMIC, INC.


FOR FURTHER INFORMATION CONTACT
BILL RASMUSSEN
CHIEF FINANCIAL OFFICER
TRANSGENOMIC, INC.
402-733-2829
FAX:  402-733-1264